Exhibit 4.1

QUÉBEC

1.650% GLOBAL NOTES SERIES QR

DUE March 3, 2022

FISCAL AGENCY AGREEMENT

FISCAL AGENCY AGREEMENT

THIS AGREEMENT, dated as of March 3, 2017,

BETWEEN:	QUÉBEC, as issuer

(the “Issuer”),

AND:	BNY Trust Company of Canada, a trust company existing under the laws of Canada, as fiscal agent, registrar, principal paying agent and transfer agent

(in all such capacities, the “Registrar”),

WHEREAS pursuant to a terms agreement (the “Terms Agreement”), dated March 3, 2017, among the Issuer, on the one hand, and The Toronto-Dominion Bank, acting jointly on behalf of itself and on behalf of the several Representatives and the several Underwriters named therein, on the other hand, which incorporates by reference all of the provisions of the Québec Underwriting Agreement Standard Provisions (Debt Securities), dated February 24, 2017, the Issuer has agreed to create, issue and sell CAN$500,000,000 aggregate principal amount of 1.650% Global Notes Series QR due March 3, 2022 (herein collectively called the “Notes” or, individually, a “Note”);

WHEREAS the sale of the Notes pursuant to the Terms Agreement has taken place as described in a Prospectus Supplement, dated February 24, 2017, which contains a description of the Notes and the clearing and settlement procedures related thereto;

WHEREAS the Notes are issuable in the form of one or more fully registered global certificates (the “Global Notes”) registered in the name of CDS & Co., as nominee of CDS Clearing and Depository Services Inc. (“CDS”), with beneficial interests in the Notes represented, with limited exceptions, through book-entry accounts of financial institutions acting on behalf of owners of such beneficial interests as direct and indirect participants in CDS;

WHEREAS owners of beneficial interests in the Notes are not, except in limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), entitled to receive Notes represented by physical certificates or to have Notes registered in their names; and

WHEREAS all Notes are recorded in a register held by the Registrar (the “Register”), and are registered in the name of CDS & Co., for the benefit of holders of Notes through CDS via its direct and indirect participants, including Euroclear SA/NV (“Euroclear”) and Clearstream Banking société anonyme (“Clearstream, Luxembourg”) (together, the “Clearing Systems”);

NOW THEREFORE it is hereby agreed as follows:

1.        Definitions

(1) Terms and expressions defined in the terms and conditions of the Notes attached as Schedule B shall have the same meaning when used in this Agreement unless otherwise defined herein or unless the context otherwise requires. “Noteholders” or “holders of Notes” or “holders” or “registered holders” refers to persons entered in the Register as registered holders of Notes.

(2) “Corporate Trust Office of the Registrar” will be at the address of the Registrar specified in Section 21 (General) hereof or such other address as to which the Registrar may give notice to the Issuer.

(3) “Responsible Officer” means any officer within the Corporate Trust Office of the Registrar, including any director, vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Registrar customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and in each case who shall have direct responsibility for the administration of this Agreement.

2.        Appointment

The Issuer hereby appoints BNY Trust Company of Canada as its registrar, fiscal agent, transfer agent and principal paying agent in respect of the Notes upon and subject to the terms and conditions herein and therein contained and BNY Trust Company of Canada hereby accepts such appointments.

3.        Issue of the Notes

(1) The Notes shall be issued in the form of one or more fully registered Global Notes registered in the name of CDS & Co., as nominee of CDS, and shall be executed by the Issuer. The Global Notes will be substantially in the form attached as Schedule A, with such changes as may be agreed between the Issuer and the Registrar. The aggregate principal amount of Notes to be issued and outstanding at any time in the form of the Global Notes or physical certificates (the “Certificated Notes”) issued in accordance with Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) shall not exceed CAN$500,000,000 except to the extent that Notes are further issued in accordance with Section 19 (Further Issues). Forthwith after such execution, the Global Notes shall be delivered to the Registrar and shall be authenticated by the Registrar (or by such other person as the Registrar may appoint for such purpose with the consent of the Issuer), and delivered to or to the order of the Issuer pursuant to a written direction of the Issuer.

(2) Owners of beneficial interests in the Global Notes will not, except in the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), be entitled to receive Notes represented by Certificated Notes or to have Notes registered in their names and will not be considered holders thereof under this Agreement or the Notes. The Certificated Notes, if any, will be substantially in the form of the Global Notes attached as Schedule A with the appropriate changes thereto (and including a summary of terms and condition of the Notes), consistent with the provisions of this Agreement, as may be agreed between the Issuer and the Registrar.

(3) The Global Notes shall be issued and delivered only to or to the order of CDS & Co., as nominee for CDS or its successor appointed by the Issuer in accordance with Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes). The Global Notes shall be in the principal amount from time to time endorsed thereon. The Registrar shall cause CDS to establish on its book-entry Clearing System an account in the name of the Registrar, as registrar and transfer agent for the Notes (the “Registrar Segregated Account”), for the purpose of facilitating the initial distribution of Notes in accordance with procedures previously agreed to by the Issuer, the Registrar and CDS and for the purpose of facilitating the subsequent transfer of Notes between CDS participants (including Euroclear and Clearstream, Luxembourg and participants through their respective Canadian sub-custodians). The Registrar Segregated Account is maintained exclusively for book-keeping purposes and for purposes of facilitating timely transfers of Notes, and the Registrar shall not be deemed the owner or holder of the Notes recorded therein for any purpose under this Agreement or under the terms of the Notes. The Issuer acknowledges and agrees that the Registrar Segregated Account will be subject to the agreements, rules and procedures from time to time governing CDS participant accounts (collectively, the “CDS Agreements”).

(4) So long as CDS & Co., as nominee of CDS, is the registered owner of the Global Notes and subject to applicable law, CDS or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under this Fiscal Agency Agreement and the Notes. Notwithstanding any notice to the contrary, neither the Issuer nor the Registrar will have any responsibility or liability for any aspect of the records of the Clearing Systems relating to or payments made by the Clearing Systems on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records of the Clearing Systems relating to such beneficial ownership interests.

(5) The Global Notes and the Certificated Notes shall be signed (either manually or by facsimile signature) by the Minister of Finance or the Deputy Minister of Finance or any other authorized representative of the Issuer, and shall be authenticated by the Registrar upon written authorization of the Issuer (or by such other person as the Registrar may appoint for such purpose with the consent of the Issuer).

4.        The Register and Transfers

(1) The Registrar, as registrar and transfer agent of the Issuer, shall maintain at its principal office in Montréal, a Register for (i) registering and maintaining a record of the aggregate holdings of Notes, (ii) registering transfers between holders of Notes, (iii) registering and maintaining a record of holders of Certificated Notes in the event any are issued in the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), (iv) registering transfers of Certificated Notes in the event any are issued in the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) and (v) registering and maintaining a record of any further issues of Notes pursuant to Section 19 (Further Issues) and any subsequent transfers thereof and shall be responsible for transmitting to the Issuer any notices from holders of Notes.

(2) In the event Certificated Notes are issued in exchange for the Global Notes under the limited circumstances described in Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes), the Registrar shall (i) register and maintain a record of holders of Certificated Notes and (ii) register transfers of Notes among holders of Certificated Notes and between holders of Certificated Notes and participants in CDS, in accordance with such procedures as the Registrar shall deem reasonable upon consultation with the Issuer.

(3) The Registrar shall not be required to inquire into, or take any action in respect of, transfers of beneficial ownership interests in the Global Notes (i) within Euroclear or Clearstream, Luxembourg or between Euroclear and Clearstream, Luxembourg participants, or (ii) between CDS participants.

(4) No service charge shall be payable by the presenter for any registration, registration of transfer or exchange of the Notes provided that the Registrar may require payment by the transferee of a sum sufficient to cover any stamp or other tax or governmental charge in connection therewith.

(5) The Register shall at all reasonable times during regular business hours be open for inspection by the Issuer and any agent of the Issuer. In the event of any discrepancy between the principal amount of the Global Notes and the aggregate principal amount of Notes held by CDS & Co. as shown on the Register, the aggregate principal amount of Notes as shown on the Register shall prevail.

(6) Neither the Issuer nor the Registrar shall be required (i) to register the transfer or exchange of any Notes on any Interest Payment Date (as such term is defined in the Note) or during a period commencing at the close of business of the Montreal office of the Registrar on the 14th calendar day immediately preceding any such Interest Payment Date and ending on such Interest Payment Date; (ii) to register the transfer or exchange of any Notes during the period commencing at the close of business of the Montreal office of the Registrar on the record date of any notice by the Issuer of any Notes to be redeemed or purchased through the date the notice of redemption or purchase is given; or (iii) to register the transfer or exchange of any Notes called for redemption unless upon due presentation thereof such Notes called for redemption shall not be redeemed.

(7) Subject to applicable law, the Issuer, the Registrar or any other agents of the Issuer or the Registrar shall not be charged with notice of or be bound to see to the execution of any trust, whether express, implied or constructive, in respect of any Notes and may register the transfer of any Notes on the direction of the holder thereof, whether named as trustee or otherwise, as though that person were the beneficial owner thereof.

(8) The Registrar shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence of a superior force beyond the control of the Registrar (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the loss or malfunction of utilities, computer (hardware or software) or communications services, or unavailability of the Large Value Transfer System or facsimile or other wire or communication facility or any other event that is unforeseeable or irresistible).

(9)       The duties, responsibilities and obligations of Registrar shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations arising out of the Terms Agreement and the Underwriting Agreement Standard Provisions (or any other agreements relating to the Notes) shall be inferred or implied against the Registrar. The Registrar shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(10)      The Registrar may consult with legal counsel of its own choosing, at the expense of the Issuer, as to any matter relating to this Agreement, and the Registrar shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(11)      The Registrar may employ, with the prior notice to the Issuer, a custodian, agent, nominee or delegate to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Registrar (including the receipt and payment of money) and shall not be responsible for the misconduct or negligence of any such agent appointed with due care.

5.         Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes

(1) The Registrar, or an agent duly authorized by the Registrar, is hereby authorized from time to time in accordance with the provisions of the Notes and of this Section 5 to authenticate and deliver:

(a)     the Global Notes or the Certificated Notes, as the case may be, in exchange for or in lieu of the Global Notes or the Certificated Notes, as the case may be, outstanding on the Register with the same maturity and of like form which have become mutilated, defaced, destroyed, stolen or lost, provided that the applicant therefor shall have (i) paid such costs as may have been incurred in connection therewith; (ii) surrendered to the Registrar any mutilated or defaced Global Notes or Certificated Notes, as the case may be, to be replaced; and (iii) in the case of lost, stolen or destroyed Global Notes or Certificated Notes, as the case may be, furnished the Registrar with such evidence (including evidence as to the serial number of the Global Notes or the Certificated Notes in question) and indemnity in respect thereof as the Issuer and the Registrar may require;

(b)     Certificated Notes in an authorized form and denomination in exchange for a like aggregate principal amount of Certificated Notes; and

(c)     upon any registration of a transfer, a new Global Note or, as the case may be, a new Certificated Note which shall be issued to the new holder in replacement of the existing Global Note or Certificated Note thus transferred. Such new Global Note or, as the case may be, new Certificated Note, shall be duly authenticated by the Registrar. Each new Global Note or Certificated Note authenticated and delivered upon any registration of transfer or exchange for or in lieu of the whole or any part of any Global Note or Certificated Note shall carry all the rights to interest, if any, accrued and unpaid and to accrue which were carried by the whole or such part of such latter Global Note or Certificated Note, and notwithstanding anything to the contrary herein contained, such new Global Note or Certificated Note shall be dated the date of the authentication of such Global Note or Certificated Note.

(2) Québec will issue or cause to be issued Notes represented by fully registered Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes in denominations of CAN$5,000 and in multiples of CAN$1,000 in excess thereof (i) if CDS notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the Securities Act (Quebec) or similar securities legislation applicable in Canada, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that CDS is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by CDS to the Registrar, acting on direct or indirect instructions of the registered holder of a Global Note or any owner of beneficial interests in the Global Note, but only after an event of default entitling the registered holders to give the Issuer written notice that such holders elect to declare the principal amount of the Notes held by them and represented by the Global Note to be due and payable has occurred and is continuing, or, if CDS is unwilling or does not promptly make that request, then any beneficial owner of an interest in such Global Note shall be entitled to make such request to CDS with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Certificated Notes.

(3) Upon any such issuance pursuant to Section 5(2) of the Certificated Notes in exchange for all the Notes represented by the Global Notes, (i) the Issuer shall promptly make available to the Registrar a reasonable supply of Certificated Notes in blank form to proceed with such issuance, (ii) CDS shall cause the Global Notes to be delivered to the Registrar and provide the Registrar with the necessary registration information for such Certificated Notes, (iii) the Registrar shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Global Notes to be exchanged for such Certificated Notes, (iv) the Registrar shall cancel the Global Notes and, in the case of a partial exchange, issue and deliver to or to the order of CDS new Global Notes equal to the unexchanged portion of any such Global Notes partially exchanged for Certificated Notes and (v) the Registrar shall reduce accordingly the holdings of CDS & Co. on the Register. The Registrar shall have at least 30 days from the date of its receipt of Certificated Notes and registration information to authenticate and deliver such Certificated Notes. Such Certificated Notes shall be registered in such names and in such denominations as CDS, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by the Global Notes shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Notes and shall be so exchanged without charge to the Registrar, CDS or the transferee. On or after any such exchange, the Registrar shall direct all payments in respect of such Certificated Notes to the registered holders thereof, including when such exchange occurred after the record date for any payment due and prior to the date of such payment.

(4) The Issuer expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note in accordance with this Section 5, then an owner of a beneficial interest will be entitled to pursue any remedy under this Agreement, the Global Notes or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

(5) Unless the Global Notes are presented by an authorized representative of CDS to the Issuer, the Registrar or their respective agents for registration of transfer, exchange or payment, and any replacement Global Notes are registered in the name of a nominee of CDS and any payment is made to such nominee, any transfer, pledge or other use of the Global Notes for value or otherwise shall be wrongful since the registered holders of the Global Notes have an interest in the Notes evidenced by the Global Notes.

6.        Paying Agents and Transfer Agents

    The Registrar shall act as the principal paying agent and transfer agent for the Issuer in connection with the Notes. The Issuer may appoint any additional paying agents or transfer agents or terminate the appointment of any paying agents or transfer agents, except that if Certificated Notes are issued and for so long as the Notes are listed on the Euro MTF Market of the Luxembourg Stock Exchange and if the rules of such stock exchange on which the Notes are listed so require, the Issuer will appoint and maintain a paying agent and transfer agent in Luxembourg (the “Luxembourg Paying Agent”) to act on its behalf.

7.        Payments by the Issuer to the Registrar

(1) The Issuer agrees to provide to the Registrar by 10:00 a.m., Montreal time, on each date on which a payment of principal or interest (and any Additional Amounts) in respect of the Notes is due (each a “Payment Date”) pursuant to the terms and conditions of the Notes such amount as is required to be paid on such date in immediately available funds in CAN dollars to an account in Montreal designated by the Registrar.

(2) All monies paid to the Registrar pursuant to and for the payment of the amounts referred to in this Section 7 shall be received and held by the Registrar as agent for the Issuer and shall be applied to the payment of the appropriate CAN dollar amounts at the time and in the manner provided in this Agreement and the Notes.

(3) All monies paid to the Registrar pursuant to this Agreement shall be held by the Registrar in an account under arrangements agreed upon separately by the Issuer and the Registrar from the moment when such monies are received until the time of actual payment for the benefit of the holders of the Notes and the Registrar shall apply such amount for payment of principal and interest (and any Additional Amounts) due in respect of the Notes. If for any reason, the amounts paid to the Registrar pursuant to this paragraph are insufficient to satisfy all such claims for interest payable in respect of all Notes, the Registrar shall not be obliged to pay any such claims until the Registrar has received the full amount of the monies that are due and payable. Subject to any relevant unclaimed property laws, the Registrar shall, to the extent permitted by law, return to the Issuer any funds transferred to it for payments with respect to the Notes that are not so paid by the Registrar at the expiration of three years after the due date for payment thereof; thereafter, the holders of Notes shall look only to the Issuer for any payment of such funds.

8.        Payment of Notes

(1) All payments in respect of the Notes represented by Global Notes or Certificated Notes will be made by the Registrar, as paying agent of the Issuer, to the registered holders of such Global Notes or Certificated Notes after receipt of such payments from the Issuer as provided in Section 7 (Payments by the Issuer to the Registrar) and as set forth in the terms and conditions of the Notes.

(2) The Registrar, as paying agent and registrar of the Issuer, shall maintain at its principal office in Montreal, a Register for ensuring that payments of principal and interest in respect of the Notes received by the Registrar from the Issuer are duly credited to CDS & Co.

(3) The Issuer shall have the right to require a holder of a Note, as a condition of payment of the principal of, or interest (and any Additional Amounts) on a Note, to deliver to the Registrar a certificate in such form as the Issuer may from time to time prescribe in order to enable the Issuer to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which the Issuer, the Registrar or the paying agent may be required to deduct or withhold from payments in respect of such Note under any present or future law of Canada or Québec or any regulation thereunder and (ii) any reporting or other requirements under such law or regulation. The Issuer shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination.

(4) Subject to applicable law and the terms hereof, the Issuer, the Registrar and any other agent of the Issuer or the Registrar shall deem and treat the person whose name appears in the Register as the registered holder of a Note as the absolute owner thereof for all purposes whatsoever notwithstanding any notice to the contrary, and any payment in CAN dollars of or on account of the principal of, and interest, and any Additional Amounts on such Note shall be made only to or to the order in writing of such holder, and such payment shall be valid and shall discharge the liability of the Issuer or the Registrar and any other agent of the Issuer or the Registrar on such Note to the extent of the sum or sums so paid.

(5) The registered holder of any Note shall be entitled to the payments of principal of, and interest, and any Additional Amounts on such Note, free from all rights of set-off or counterclaim between the Issuer and the original or any intermediate holder thereof and all persons may act accordingly and a transferee of a Note shall, after the appropriate form of transfer is lodged with the Registrar or other agent of the Issuer or the Registrar for the purpose and upon compliance with all other conditions relating thereto required by this Agreement or by any conditions contained in such Note or by law, be entitled to be entered on the Register as the owner of such Note free from all rights of set-off or counterclaim between the Issuer and his transferor or any previous holder thereof, save in respect to rights of which the Issuer is required to take notice by statute or by order of a court of competent jurisdiction. Delivery to the Issuer or the Registrar by a Noteholder of a Note or the receipt by such holder of the principal, interest and any Additional Amounts in respect of such Note shall be a valid discharge to the Issuer and the Registrar, which shall not be bound to inquire into the title of such holder, save as ordered by a court of competent jurisdiction or as required by statute.

(6) Where a Note is registered in more than one name, the principal and interest and any Additional Amounts from time to time payable in respect thereof shall be paid to or to the order of all the joint holders thereof, failing written instructions to the contrary from all such joint holders, and such payment shall be a valid discharge to the Issuer, the Registrar and any other agent of the Issuer or the Registrar.

(7) In the case of the death of one or more joint holders, the principal of, and interest, and any Additional Amounts on any Notes registered in their names may, notwithstanding sub-Section (4) of this Section 8, be paid to the survivor or survivors of such holders whose receipt therefor shall constitute a valid discharge to the Issuer, the Registrar and any other agent of the Issuer or the Registrar.

9.        Cancellation of Notes

All Certificated Notes that are presented for transfer pursuant to Section 4(1), all Notes that are presented for replacement, exchange or registration of transfer pursuant to Section 5 (Replacements, Exchange and Transfer of the Global Notes and the Certificated Notes) or repaid on maturity or redeemed or purchased shall, upon such registration of transfer, replacement or exchange or upon payment being made, be cancelled by the Registrar. The Registrar shall, as soon as reasonably possible after the date of any such registration of transfer, replacement, exchange, redemption, purchase or payment, furnish the Issuer with a certificate or certificates stating: (i) the serial numbers and total number of Notes so transferred, replaced, exchanged, redeemed, purchased or repaid; and (ii) the amount, if any, paid in respect of such Notes. Unless otherwise instructed by the Issuer, the Registrar shall destroy the cancelled Notes in its possession in accordance with its customary procedure and provide the Issuer with a destruction certificate duly signed by a representative of the Registrar.

10.      Maturity, Redemption and Purchase

(1) Unless previously redeemed for tax reasons as provided in the terms and conditions of the Notes, or purchased, the principal amount of the Notes shall be due and payable on March 3, 2022.

(2) In accordance with the terms and conditions of the Notes, upon receipt of a notice of intention to redeem as contemplated in the provisions under “Maturity, Redemption and Purchases” in the terms and conditions of the Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption, the Issuer shall cause to be given to the Holders (with a copy to the Registrar), in accordance with the provisions under “Notices” in the terms and conditions of the Notes, a notice of redemption stating: (i) the date fixed for redemption,(ii) the CUSIP Number; (iii) the redemption price and (iv) if applicable, the place or places of surrender of the Notes to be redeemed. The Issuer may request the Registrar to deliver such notice of redemption to Holders on its behalf provided that the Issuer has given such request to the Registrar at least five (5) Business Days prior to the last day on which notice of redemption may be given to the Holders.

(3) The Issuer may, if not in default under the Notes , purchase Notes at any time in any manner and at any price. If the purchases are made by tender, tenders must be available to all holders of the Notes alike.

11.      Availability of Documents

The Registrar shall make copies of the Fiscal Agency Agreement and the Form of Notes available for inspection, free of charge, by Noteholders during regular business hours at the principal office of the Registrar.

12.      Fees

The Issuer shall pay to the Registrar such fees and expenses (including but not limited to fees, expenses and disbursements of counsel and agents) for its services hereunder as are agreed separately by the Issuer and the Registrar, including any applicable value added or equivalent tax.

13.      Further Reports

The Registrar shall provide the Issuer upon written request such information regarding the administration of the Notes expressed in such form as the Issuer may reasonably require. The Registrar shall transmit to the Issuer promptly any notices or other communications addressed to the Issuer that a Responsible Officer may receive in connection with the Notes, including any notice of any legal action or proceeding which may be brought against the Issuer.

14.      Meetings of Holders of Notes

(1) The Registrar shall, on receipt of a written request of the Issuer or a written request signed in one or more counterparts by the beneficial holders of not less than 10% of the principal amount of the Notes then outstanding and upon being indemnified to its satisfaction by the Issuer or the beneficial holders of Notes signing such request against the costs which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the holders of Notes for any lawful purpose affecting their interests. If the Registrar fails to give notice convening such meeting within 30 days after receipt of such request and indemnity satisfactory to it, the Issuer or such beneficial holders of Notes, as the case may be, may convene such meeting. Every such meeting shall be held in Montreal or such other place as may be approved or determined by the Registrar.

(2) At least 21 days’ notice of any meeting shall be given to the holders of the Global Notes or Certificated Notes, as the case may be, in the manner provided pursuant to the provisions under “Notices” in the terms and conditions of the Notes, and a copy thereof shall be sent by post to the Registrar unless the meeting has been called by it, and to the Issuer, unless the meeting has been called by the Issuer. Such notice shall state the day, time, place and purpose of the meeting and the general nature of the business to be transacted thereat, and shall include a statement to the effect that, prior to 48 hours prior to the time fixed for the meeting, (i) in the limited circumstances in which Certificated Notes have been issued, those holders of Certificated Notes who deposit such Notes with the Registrar, or any other person authorized for such purpose by the Registrar or the Issuer or (ii) in the case of Notes being represented by the Global Notes, those persons recorded in the Register, shall be entitled to obtain voting certificates for appointing proxies, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed at such meeting or any other provisions.

(3) A holder of Notes may appoint any person by instrument in writing as the holder’s proxy in respect of a meeting of the holders of Notes or any adjournment of such meeting, and such proxy shall have all rights of the holder of Notes in respect of such meeting. All notices of meetings to the holder of a Global Note shall contain a requirement that the Clearing Systems must notify Clearing Systems participants and, if known, owners of beneficial interests in the Global Notes of the meeting in accordance with procedures established from time to time by the Clearing Systems. The registered holders of Notes shall seek voting instructions on the matters to be raised at such meeting from the Clearing Systems participants or, if known, from the owners of beneficial interests in the Global Notes in accordance with the applicable procedure of the Clearing Systems. For greater certainty, it is acknowledged that none of the Issuer, the Registrar, any clearing agency or any intermediary or participant shall be required to comply with the time limits set out in the applicable procedure of the Clearing Systems but shall use all reasonable efforts to otherwise comply with such procedure and attempt to provide non-registered holders of the Notes with meeting materials and voting rights as if such non-registered holders of Notes were registered holders thereof.

(4) Some person, who need not be a holder of Notes, nominated in writing by the Registrar shall be chairman of the meeting and if no person is so nominated or if the person so nominated is not present within 15 minutes from the time fixed for the holding of the meeting, the holders of the Notes present in person or by proxy shall choose some person present to be chairman, and, failing such choice, the Issuer may appoint a chairman.

(5) At a meeting of holders of Notes, a quorum shall consist of two or more holders of Notes present in person or by proxy who represent at least a majority in aggregate principal amount of the Notes at the time outstanding. If a quorum of the holders of Notes shall not be present within one-half hour after the time fixed for holding any meeting, the meeting, if convened by or at the request of holders of Notes, shall be dissolved, but if otherwise convened, the meeting shall stand adjourned without notice to the same day in the next week (unless such day is not a business day in the place where the meeting is to take place in which case it shall stand adjourned until the next such business day following thereafter) at the same time and place unless the chairman shall appoint some other place, day or time of which not less than seven days’ notice shall be given in the manner provided above. At any adjourned meeting called by the Issuer or the Registrar, two or more holders of Notes present in person or by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least a majority in aggregate principal amount of the Notes then outstanding.

(6) The chairman of any meeting at which a quorum of the holders of Notes is present may, with the consent of the holder(s) of a majority in aggregate principal amount of the Notes represented thereat, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

(7) Every motion or question submitted to a meeting shall be decided by Extraordinary Resolution (as hereinafter defined) and in the first place by the votes given on a show of hands. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive of the fact. On any question submitted to a meeting when ordered by the chairman or demanded by a show of hands by one or more holders of Notes acting in person or by proxy and holding at least 2% in aggregate principal amount of the Notes then outstanding, a poll shall be taken in such manner as the chairman shall direct.

(8) In a poll, each holder of Notes present in person or represented by a proxy duly appointed by an instrument in writing shall be entitled to one vote in respect of each CAN$1,000 principal amount of Notes then held by such holder. A proxy need not be a holder of Notes. In the case of Notes held jointly, any one of the joint holders present in person or by proxy may vote in the absence of the other or others; but in case more than one of them is present in person or by proxy, only one of them may vote in respect of each CAN$1,000 principal amount of Notes of which they are joint holders.

(9) The Issuer and the Registrar by their respective officers, directors and representatives, and the legal advisors of the Issuer and the Registrar may attend any meeting of the holders of Notes, but shall have no vote as such.

(10)      Subject to Section 16 (Amendments), in addition to all other powers conferred upon them by any other provision of this Agreement or by law, holders of Notes at a meeting shall have the following powers, any one or combination of which may be exercised from time to time by Extraordinary Resolution:

(a)            power to confirm any modification or amendment of this Agreement or the terms and conditions of the Notes proposed by the Issuer; provided that, to the extent that such modification or amendment may affect the rights, duties, protections, indemnities and immunities of the Registrar, the Issuer shall not propose such modification or amendment and such power shall not be exercised, without the prior written consent of the Registrar;

(b)            power to direct or authorize the Registrar to exercise any power, right, remedy or authority given to it by this Agreement or the Notes in any manner specified in such Extraordinary Resolution or to refrain from exercising any such power, right, remedy or authority;

(c)            power to waive and direct the Registrar to waive any default on the part of the Issuer in complying with any provisions of this Agreement or the Notes or to waive future compliance with any provision or provisions of this Agreement or the Notes; and ;

(d)            power to repeal, modify or amend any Extraordinary Resolution previously passed by the holders of Notes;

provided, however, that no such modification nor amendment to this Agreement or to the terms and conditions of the Notes or any other action taken may, (a) without the consent of the holder of each such Note affected thereby: (i) change the stated maturity or interest payment date(s) of any such Note; (ii) reduce the principal amount of or rate of interest on any such Note; (iii) change the currency of payment of any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (v) reduce the percentage of the holders of Notes necessary to modify or amend this Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (vi) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default; or (b) without the consent of the Registrar, alter the rights, duties, protections, indemnities or immunities of the Registrar.

(11)      All actions that may be taken and all powers that may be exercised by the holders of Notes at a meeting held as hereinbefore provided may also be taken and exercised by the holders of not less than 66 2/3% of the aggregate principal amount of the Notes at the time outstanding by an instrument in writing signed in one or more counterparts, and the expression “Extraordinary Resolution” when used in this Agreement shall include an instrument so signed.

(12)      The term “Extraordinary Resolution” means a resolution proposed to be passed at a meeting of holders of the Notes duly convened for the purpose and held in accordance with the provisions of this Agreement and passed by the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes.

(13)      Minutes of all resolutions and proceedings at every meeting of holders of Notes held in accordance with the provisions of this Agreement shall be made and entered in books to be from time to time provided for that purpose by the Registrar at the expense of the Issuer and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings taken, or by the chairman of the next succeeding meeting of the holders of Notes, shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed and proceedings taken thereat to have been duly passed and taken.

(14)      Every Extraordinary Resolution passed in accordance with the provisions of this Agreement at a meeting of holders of Notes shall be binding upon all the holders of Notes, whether present at or absent from such meeting, and every instrument in writing signed by holders of Notes in accordance with Section 14(11) shall be binding upon all the holders of Notes (whether or not a signatory). Subject to the provisions for its satisfactory indemnity herein contained, the Registrar shall be bound to give effect accordingly to every such Extraordinary Resolution.

(15)      The Registrar, or the Issuer with the approval of the Registrar, may from time to time make and from time to time vary such regulations as it shall from time to time deem fit:

(a)            for the deposit of instruments appointing proxies at such place as the Registrar, the Issuer or the holders of Notes convening a meeting, as the case may be, may in the notice convening such meeting direct;

(b)            for the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent by any other means of recorded communication before the meeting to the Issuer or to the Registrar at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

(c)            any regulation so made shall be binding and effective and votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be entitled to vote at a meeting of holders of Notes shall be the holders thereof or their duly appointed proxies.

(16)      The powers and any combination of the powers in this Agreement stated to be exercisable by the holders of Notes by Extraordinary Resolution may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the holders of Notes to exercise such power or powers or combination of powers then or any power or powers or combination of powers thereafter from time to time.

15.      Indemnities

(1) The Issuer agrees to indemnify and hold harmless the Registrar against all claims, actions, demands, damages, costs, liabilities, expenses and losses arising out of or relating to the Registrar’s duties as fiscal agent, registrar, transfer agent and principal paying agent hereunder for the Issuer, except such as may result from the Registrar’s gross negligence, willful misconduct or bad faith (i.e., intentional or gross fault) or that of its directors, officers, employees or representatives. In no event shall the Registrar be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit) irrespective of whether the Registrar has been advised of the likelihood of such loss or damage and regardless of the form of action.

(2) This Section 15 shall survive the termination of this agreement, payment in full of all obligations of the Notes and under this Agreement, whether by redemption, repayment or otherwise and the resignation or removal of the Registrar.

16.      Amendments

(1) This Agreement and the Notes may be amended by the Issuer and the Registrar without notice to or the consent of the holders of Notes, for the purposes of: (i) curing any ambiguity; (ii) curing, correcting or supplementing any defective provisions contained herein or therein; (iii) effecting the issue of further Notes of the Issuer pursuant to Section 19 (Further Issues); or (iv) in any other manner in which the Issuer, on the one hand, and the Registrar, on the other hand, acting on the advice of counsel, may deem necessary or desirable and which will not be inconsistent with this Agreement or the Notes and which in the reasonable opinion of the Issuer, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of Notes.

(2) This Agreement may also be amended by Extraordinary Resolution of the holders of the Notes as specified in Section 14 (Meetings of Holders of Notes) of this Agreement and in the terms and conditions of the Notes.

17.      The Registrar

(1) In acting under this Agreement and in connection with the Notes, the Registrar is acting solely as agent of the Issuer and does not assume any obligation or relationship of agency or trust with any of the holders of Notes, except that all amounts received and held by the Registrar for payment in respect of the Notes shall be held in trust (i.e., as mandatary) for the holders of the Notes in an account or accounts for payment to the holders of Notes. The Registrar shall not be liable to pay interest or investment income to the Issuer on any moneys received from the Issuer for the purposes of payment pursuant to Section 7 (Payments by the Issuer to the Registrar).

(2) The Registrar shall be protected and shall incur no liability for action taken or not taken, or suffered to be taken or not taken, with respect to all legal matters upon which it has received advice from counsel in good faith and in accordance with the opinions and advice of such counsel.

(3) The Registrar and its officers, directors and employees may become the owners of, or acquire an interest in, any Notes, with the same rights that they would have if the Registrar was not acting as agent hereunder, and may engage or be interested in any financial or other transaction with the Issuer, and may act on behalf of, or as a depository, trustee or agent for, any committee or body of holders of Notes or holders of other obligations of the Issuer as freely as if the Registrar was not acting as agent hereunder.

(4) The Registrar may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, letter, telegram, telecopier or other paper or document believed by it to be genuine and to have been signed, sent or presented by or on behalf of the proper party or parties and, in particular, may rely and shall be protected in acting on the basis of any such notice which is given in accordance with the provisions hereof.

18.      Resignation or Replacement of Registrar

(1) The Issuer agrees that there shall at all times be a registrar, fiscal agent, transfer agent, and principal paying agent hereunder until the earlier of (i) there being no Notes outstanding, or (ii) the Issuer having established to the satisfaction of the Registrar that the Issuer may avail itself of defenses under all relevant laws for the prescription of actions in respect of any outstanding Notes.

(2) The Registrar may resign at any time by sending at least ninety days’ written notice by registered mail to the Issuer. Upon receipt of such notice, the Issuer shall appoint another financial institution or institutions as successor registrar, fiscal agent, transfer agent and principal paying agent under this Agreement. Subject to the provisions hereof, the Issuer may terminate the appointment of the Registrar as registrar, fiscal agent, transfer agent and principal paying agent and appoint another financial institution or institutions as successor registrar, fiscal agent, transfer agent and principal paying agent under this Agreement provided that it gives the Registrar not less than ninety days’ written notice of termination. Neither the resignation nor the termination of the appointment of the Registrar as registrar, fiscal agent, transfer agent and principal paying agent shall take effect until the appointment of the successor registrar, fiscal agent, transfer agent and principal paying agent becomes effective. On the effective date of the resignation of the Registrar or of the termination of its appointment as registrar, fiscal agent, transfer agent and principal paying agent, the Registrar shall deliver to the successor registrar, fiscal agent, transfer agent and principal paying agent all funds of the Issuer then held by it and the Issuer shall pay to the Registrar all amounts owed by the Issuer to the Registrar, pursuant to this Agreement up to the said effective date. If within 30 days of receipt of the notice of such resignation by the Registrar, no successor registrar, fiscal agent, transfer agent and principal paying agent shall have been appointed by the Issuer, then the Registrar may petition any court of competent jurisdiction for the appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent at the expense of the Issuer.

(3) If the Registrar shall be adjudged a bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing of its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed or if any public officer shall have taken charge or control of it or of its property or affairs, for the purposes of rehabilitation, conservation or liquidation, a successor registrar, fiscal agent, transfer agent and principal paying agent shall be appointed by the Issuer. Upon such an appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent, the Registrar shall cease to be a registrar, fiscal agent, transfer agent and principal paying agent, hereunder whether or not notice of such termination shall have been given. If no successor registrar, fiscal agent, transfer agent and principal paying agent shall have been appointed by the Issuer, any holder of a Note, on behalf of itself and all other holders of Notes, or the Registrar, may petition any court of competent jurisdiction for the appointment of a successor registrar, fiscal agent, transfer agent and principal paying agent.

(4) Any appointment by the Issuer of a paying agent or transfer agent under this Section 18 shall be subject to Section 6 hereof.

19.      Further Issues

           The Issuer may from time to time, without notice to or consent of the holders of the Notes, create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon), and such further notes shall be consolidated and form a single series with the outstanding Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of and subject to an agreement supplemental to this Agreement.

20.      Rights and Limitations of Liability of Registrar

(1) The Registrar may not be relieved from liabilities for its own gross negligence, bad faith or willful misconduct (i.e., intentional or gross fault), except that:

(a)            the Registrar will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is provided that the Registrar was negligent in ascertaining the pertinent facts; and

(b)            the Registrar will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it at the direction of the Issuer or the requisite number of Noteholders, as the case may be.

(2) The Registrar may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person.

(3) The Registrar shall not be charged with knowledge of documents to which it is not a party and delivery of any reports or information to the Registrar do not constitute actual knowledge of the Registrar of the information contained in such reports or information.

21.      General

(1) Any notice pursuant to this Agreement shall be in writing in English. Any notice pursuant to this Agreement shall be deemed to have been duly given upon the dispatch of such notice by registered mail, “pdf” attachment to an e-mail or telecopier (receipt confirmation requested), addressed to the Issuer or to the Registrar as follows:

Issuer:	Address:	Ministère des Finances 8, rue Cook, 2e étage Québec, Québec G1R 0A4 Canada
	Attention:	Direction générale des opérations bancaires et financières et des relations avec les agences de notation
	Fax No:	(418) 528-1240
	Telephone No:	(418) 528-1479

With a copy to:

	Address:	Ministère des Finances 12 rue St-Louis, bureau 2.33 Québec, Québec G1R 5L3
	Attention:	Documentation financière et conformité
	Fax No:	(418) 643-4700
	Telephone No:	(418) 643-8141

Registrar:	Address:	320 Bay Street 11th Floor Toronto, Ontario M5H 4A6
	Fax No:	416-360-1711

or to any other address or number of which either of the parties shall have notified the other in writing in accordance with this provision.

(2) All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to CDS for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. As long as the Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing and, in the case of publication, on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

(3) The Registrar shall be entitled to treat a facsimile, pdf or e-mail communication or communication by other similar electronic means in a form satisfactory to the Registrar (“Electronic Methods”) from a person purporting to be (and whom the Registrar, acting reasonably, believes in good faith to be) an authorized signatory of the Issuer as sufficient instructions and authority of the Issuer to act and shall have no duty to verify or confirm that person is so authorized. The Registrar shall have no liability for any losses, liabilities, costs or expenses incurred by it as a result of such reliance upon or compliance with such instructions or directions.

(4) The Issuer acknowledges and agrees that it is fully informed of the risks associated with Electronic Methods of transmitting instructions to the Registrar and that there may be more secure methods of transmitting instructions than the method(s) selected by it, but that it is assuming all risks arising out of the use of Electronic Methods or other methods selected by it to submit instructions and directions to the Registrar, including without limitation the risk of the Registrar acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Issuer shall use all reasonable endeavors to ensure that instructions transmitted to the Registrar pursuant to this Agreement are complete and correct.

(5) This Agreement shall be governed by and interpreted in accordance with the laws of Québec and the laws of Canada applicable therein.

(6) This Agreement shall extend to and inure to the benefit of and be binding upon the Issuer, the Registrar and their respective successors and assigns.

(7) This Agreement may be executed in separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original. Such counterparts shall together constitute one and the same agreement.

QUÉBEC

Per:	/s/ François Gaudreau
Name: François Gaudreau
Title: Director, Economic Affairs

BNY TRUST COMPANY OF CANADA, as Registrar

Per:	/s/ J. Steven Broude
Name: J. Steven Broude
Title: Authorized Signatory

SCHEDULE A

MODÈLE DE BILLET GLOBAL	FORM OF GLOBAL NOTE

À moins que ce certificat global ne soit présenté par un représentant autorisé de la société Services de dépôt et de compensation CDS inc. (« CDS ») à Québec ou à son mandataire aux fins d’immatriculation d’un transfert, d’un échange ou d’un paiement, et que tout certificat émis à cette fin ne soit immatriculé au nom de CDS & Co., ou à tout autre nom tel que demandé par un représentant autorisé de la CDS (et que tout paiement ne soit fait au nom de CDS & Co. ou de toute autre entité tel que demandé par un représentant autorisé de la CDS), TOUT TRANSFERT, MISE EN GAGE OU AUTRE EMPLOI DE CE CERTIFICAT GLOBAL CONTRE VALEUR OU AUTREMENT PAR OU À TOUTE PERSONNE EST INTERDIT étant donné que le détenteur inscrit de ce certificat, CDS & Co., détient une part dans les valeurs représentées par ce certificat et quiconque détient ou transfère ce certificat ou négocie au moyen de celui-ci viole les droits de ce détenteur.

Unless this Global Certificate is presented by an authorized representative of CDS Clearing and Depository Services Inc. (“CDS”) to Québec or its agent for registration of transfer, exchange or payment, and any Global Certificate issued in respect thereof is registered in the name of CDS & Co., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & Co., or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & Co., has a property interest in the securities represented by this certificate herein and it is a violation of its rights for another person to hold, transfer or deal with this certificate.

Série Certificat No. ●	Series Certificate No. ●

QUÉBEC CUSIP 748148RW5 ISIN CA748148RW51 ● % billet global série ● échéant le ●	QUÉBEC CUSIP 748148RW5 ISIN CA748148RW51 ●% Global Notes Series ● due ●

Ce billet global, immatriculé au nom de CDS & Co., à titre de représentant de CDS (le « billet global »), est un billet global permanent relativement à l’émission dûment autorisée des valeurs mobilières mentionnées ci-dessus (les « billets ») de Québec, et qui est émis en vertu d’une convention d’agence financière en date du ● entre Québec et ● à titre de registraire, d’agent financier, d’agent de transfert et de principal agent payeur (le « registraire », cette expression comprenant tout registraire, agent financier, agent de transfert et principal agent payeur qui pourrait lui succéder en vertu de la convention d’agence financière), tel que cette convention peut être suppléée ou amendée, selon le cas (la « convention d’agence financière »). Ce billet global représente également tous billets supplémentaires que Québec peut émettre de temps à autre, en vertu de l’article 19 (Further Issues) de la convention d’agence financière. Dans le cas ou de tels billets sont émis, le mot « billet » tel que défini ci-dessus est réputée se référer également à ces autres billets supplémentaires.

Ce billet global et tous les droits de son détenteur sont soumis expressément à la convention d’agence financière. Ce billet global et la convention d’agence financière forment un contrat et, en acceptant ce certificat, le détenteur de celui-ci consent à toutes les modalités de ce contrat, est lié par celles-ci et est présumé en avoir reçu avis. Tous les termes définis aux présentes, sont employés selon le sens qui leur est donné dans la convention d’agence financière. Des copies de la convention d’agence financière sont disponibles pour inspection durant les heures normales d’affaires et peuvent être obtenues sans frais au bureau principal du registraire. Ceci est un billet global, entièrement nominatif et dépourvu de coupons. Dans certaines circonstances restreintes, telles que

This global note, registered in the name of CDS & Co., as nominee of CDS (the “Global Note”), is a permanent global note in respect of the duly authorized issue of securities referred to above (the “Notes”) of Québec, and which is issued pursuant to a Fiscal Agency Agreement, dated as of ●, between Québec and ● as registrar, fiscal agent, transfer agent and principal paying agent (the “Registrar”, which term includes any successor registrar, fiscal agent, transfer agent and principal paying agent under the Fiscal Agency Agreement), as such agreement may be supplemented or amended, as the case may be (the “Fiscal Agency Agreement”). This Global Note also represents any further notes which Québec may issue, from time to time, pursuant to Section 19 (Further Issues) of the Fiscal Agency Agreement. In the event such further notes are issued, the word “Note” as defined above shall be deemed to also refer to such further notes.

This Global Note and all the rights of the Holder hereof are expressly subject to the Fiscal Agency Agreement, and this Global Note and the Fiscal Agency Agreement constitute a contract to all of the terms and conditions of which the holder by acceptance hereof assents, is bound by and is deemed to have notice. All defined terms unless defined herein have the meanings ascribed to them in the Fiscal Agency Agreement. Copies of the Fiscal Agency Agreement are available for inspection during regular business hours and may be obtained free of charge at the principal office of the Registrar. This is a fully registered Global Note without coupons attached. In certain limited circumstances, as described in Section 5 of the Fiscal Agency Agreement, it is exchangeable in whole or in part, at the office of the

décrites à l’article 5 de la convention d’agence financière, ce billet global peut être échangé, en tout ou en partie, au bureau du registraire, contre des billets physiques (Certificated Notes).	Registrar, for Certificated Notes.

POUR VALEUR REÇUE, Québec promet de payer à CDS & Co., ou ses ayants droit immatriculés de la manière décrite ci-dessous le ● (ou à toute date antérieure à laquelle le montant en capital (tel que défini ci-dessous) pourra devenir dû conformément aux dispositions des présentes) le montant en capital indiqué alors dans l’Annexe 1 aux présentes de temps à autre (le « montant en capital ») en monnaie ayant cours légal au Canada, sur présentation et remise de ce billet global, et de payer l’intérêt, à terme échu, sur le montant en capital, au taux de ● % par année, à compter du ●, ou à compter de la plus récente date de paiement d’intérêt à laquelle l’intérêt aura été payé, en deux versements semestriels égaux le ● et le ● (chacune une « date de paiement d’intérêt »), et pour la première fois le ●, jusqu’à ce que le montant en capital ait été intégralement payé ou qu’il ait été dûment pourvu à son paiement, dans chaque cas avec toutes autres sommes, s’il en est, qui peuvent être payables à titre de montants additionnels conformément aux dispositions des présentes. Si Québec fait défaut en aucun temps de payer le montant en capital de ce billet global ou l’intérêt sur celui-ci ou tous montants additionnels, elle paiera un intérêt sur le montant qu’elle sera en défaut de payer (autant après qu’avant jugement) au même taux, en même monnaie et aux même dates. Toute référence dans ce billet global ou aux billets sera présumée comprendre une référence à tous montants additionnels qui pourraient être payables concurremment avec ce montant en capital ou cet intérêt, à moins que le contexte n’indique autrement. L’intérêt cessera de courir sur ce billet global le ● (ou à toute date antérieure à laquelle le montant en capital pourra devenir payable conformément aux dispositions des présentes) à moins que, sur présentation de ce billet global, le paiement du montant en capital ou des montants additionnels, s’il en est, ne soit incorrectement retenu ou refusé.

Ce billet global ne deviendra valide et obligatoire à quelque fin que ce soit à moins et avant qu’il ne soit authentifié par le registraire ou son mandataire autorisé.

FOR VALUE RECEIVED, Québec hereby promises to pay to CDS & Co. or its registered assigns in the manner hereinafter mentioned on ● (or on such earlier date as the Principal Amount (as hereinafter defined) may become payable in accordance with the terms hereof) the principal sum set forth in Schedule I hereto from time to time (the “Principal Amount”) in lawful money of Canada, on presentation and surrender of this Global Note, and to pay interest in arrears on the said Principal Amount at the rate of ●% per annum, from ●, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in two equal semi-annual installments on ● and ● in each year (each an “Interest Payment Date”), commencing on ●, until the Principal Amount is paid in full or duly made available for payment, in each case together with such further sum, if any, as may be payable by way of Additional Amounts in accordance with the provisions set forth herein, and should Québec at any time default in the payment of any of the Principal Amount or interest on this Global Note or any Additional Amounts, to pay interest on the amount in default (before as well as after judgment) at the same rate, in like money, on the same dates. References herein to principal and interest in respect of this Global Note or the Notes shall be deemed also to refer to any Additional Amounts which may be payable concurrently therewith, unless the context otherwise requires. Interest will cease to accrue on this Global Note on ● (or on such earlier date as the Principal Amount may become payable in accordance with the terms hereof) unless, upon due presentation of this Global Note, payment of the Principal Amount or Additional Amounts, if any, is improperly withheld or refused.

This Global Note shall not become valid and obligatory for any purpose unless and until this Global Note has been authenticated by the Registrar or its authorized representative.

RÉSUMÉ DES MODALITÉS	SUMMARY OF TERMS AND CONDITIONS

Ce qui suit est un résumé des modalités de ce billet global et des billets et est entièrement qualifié par les modalités décrites plus précisément dans l’Annexe B à la convention d’agence financière.

The following constitutes a summary of the terms and conditions of this Global Note and the Notes and is qualified in its entirety by the more detailed terms and conditions contained in Schedule B to the Fiscal Agency Agreement

Forme, coupures et immatriculation	Form, Denomination and Registration

Les billets seront émis sous forme d’un ou plusieurs certificats de billets globaux entièrement nominatifs et toutes les billets seront immatriculées dans un registre tenu par le registraire tel que plus amplement prévu dans la convention d’agence financière qui contient aussi des dispositions précises quant aux transferts des billets.

The Notes will be issued in the form of one or more fully registered global notes and all Notes will be recorded in a Register held by a Registrar all as more fully set forth in the Fiscal Agency Agreement which also contains detailed provisions concerning transfers of Notes.

Ce billet global est immatriculé au nom d’un représentant de CDS. Ce billet global peut être échangé pour des billets immatriculés au nom d’une personne autre que CDS ou son représentant seulement dans les circonstances restreintes décrites ci-dessous. À moins et jusqu’à ce que ce certificat ne soit échangé en tout ou en partie pour des billets physiques, ce billet global ne pourra être transféré autrement qu’en totalité

This Global Note is registered in the name of a nominee of CDS. This Global Note is exchangeable for Notes registered in the name of a person other than CDS or its nominee only in the limited circumstances hereinafter described. Unless and until it is exchanged in whole or in part for Certificated Notes, this Global Note may not be transferred except as a whole by CDS to a nominee of CDS or by a nominee of CDS par CDS à un représentant de CDS ou par un représentant de CDS à CDS ou à un autre représentant de CDS ou par CDS ou un tel représentant à un successeur de CDS ou à un représentant de ce successeur.

Québec émettra ou verra à ce que soient émis des billets physiques sur l’inscription d’un transfert de, ou en échange de, billets représentés par le billet global i) si CDS avise Québec qu’elle ne veut ou ne peut plus agir à titre de dépositaire relativement au billet global ou qu’elle cesse d’être une chambre de compensation reconnue selon la Loi sur les valeurs mobilières (Québec) à tout moment où elle doit être ainsi reconnue et qu’un dépositaire remplaçant n’est pas nommé par Québec dans les 90 jours de la réception de cet avis ou du moment où elle a connaissance que CDS n’est plus reconnue à ce titre; ii) si Québec, à sa seule discrétion en tout temps, décide qu’aucun billet ne sera représenté par ce billet global; ou iii) sur demande de CDS au registraire, agissant conformément aux instructions directes ou indirectes de tout propriétaire véritable d’un intérêt dans le billet global, suivant la survenance d’un cas de défaut et que celui-ci persiste, permettant au détenteur d’accélérer l’échéance déclarée du billet global, ou, si CDS refuse ou ne procède pas rapidement à une telle demande à CDS, sur demande du propriétaire véritable d’un intérêt dans le billet global.

Québec reconnaît expressément que si des billets physiques ne sont pas promptement émis aux propriétaires véritables d’un intérêt dans le billet global, tel que décrit ci-dessus, alors un propriétaire véritable d’un intérêt dans le billet global pourra se prévaloir de toute procédure corrective prévue en vertu de la convention d’agence financière, du billet global ou de la loi applicable en ce qui a trait à la portion du billet global représentant l’intérêt de ce propriétaire véritable dans le billet global comme si des billets physiques avaient été émis.

to CDS or another nominee of CDS or by CDS or any such nominee to a successor of CDS or a nominee of such successor.

Québec will issue or cause to be issued Certificated Notes upon registration of transfer of, or in exchange for, Notes represented by the Global Notes (i) if CDS notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency recognized under the Security Act (Québec), at a time when it is required to be so recognized and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that CDS is no longer so recognized; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by CDS to the Registrar, acting on direct or indirect instructions of any owner of a beneficial interest in a Global Note, after an event of default, entitling the holder to accelerate the stated maturity of the Global Note, has occurred and is continuing, or, if CDS is unwilling or does not promptly make that request, then any owner of a beneficial interest in such Global Note shall be entitled to make such request to CDS with respect to such interest

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s interest in the Global Note as if Certificated Notes had been issued.

Intérêt	Interest

Lorsqu’il sera nécessaire de calculer tout montant en intérêt relativement aux billets, autrement qu’à l’égard des paiements semestriels réguliers, cet intérêt sera calculé sur la base du nombre réel de jours dans la période et d’une année de 365 jours. Le taux d’intérêt indiqué aux billets est un taux nominal et tous les paiements et calculs d’intérêt doivent être effectués sans réduction ou déduction au titre de réinvestissement présumé.

Dans le cadre de la divulgation requise aux termes de la Loi sur l’intérêt (Canada), le taux d’intérêt payable sur une base autre qu’une année civile complète pourra être déterminé en multipliant le taux d’intérêt annuel applicable par une fraction, dont le numérateur est le nombre réel de jours pendant la période pendant laquelle l’intérêt est payable, et dont le dénominateur est 365 ou 366 jours, selon le cas.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of the actual number of days in the period and a 365-day year. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

For purposes of disclosure pursuant to the Interest Act (Canada), the rate of interest payable on any basis other than a full calendar year may be determined by multiplying the applicable annual interest rate by a fraction the numerator of which is the actual number of days in the period for which interest is payable and the denominator of which is 365 days or 366 days, as the case may be.

Paiements	Payments

Le capital et l’intérêt sur les billets et les montants additionnels, s’il en est, seront payables par Québec en monnaie légale du Canada (« dollars canadiens ») à la personne immatriculée à la date pertinente de référence au registre tenu par le registraire. À l’égard des billets détenus par CDS & Co., pour les participants à CDS, Euroclear et Clearstream, Luxembourg, le paiement sera effectué aux

Principal of, and interest on the Notes and Additional Amounts, if any, are payable by Québec in lawful money of Canada (“CAN$”) to the person registered at the close of business on the relevant record date in the register held by the Registrar. With respect to Notes held by CDS & Co. for CDS participants, Euroclear and Clearstream, Luxembourg, payment will be made to beneficial owners of the Notes in propriétaires véritables des billets, selon les procédures habituelles instaurées de temps à autre par CDS, Euroclear et Clearstream, Luxembourg.

Si une date fixée pour un paiement au détenteur immatriculé de ce certificat n’est pas un jour ouvrable à l’endroit applicable du paiement, un tel détenteur immatriculé n’aura pas droit au paiement avant le prochain jour ouvrable et aucun intérêt additionnel ne sera payé en raison de ce délai de paiement. Dans ce paragraphe, « jour ouvrable » signifie un jour durant lequel les institutions bancaires à Montréal et tout autre lieu de paiement ne sont pas autorisés ou obligés par la loi ou un décret à rester fermés.

Si des billets physiques sont émis et aussi longtemps que des billets sont inscrits à la cote de la Bourse du Luxembourg et que les règles d’une telle bourse l’exige, Québec nommera et maintiendra un agent payeur au Luxembourg.

accordance with customary procedures established from time to time by CDS, Euroclear and Clearstream, Luxembourg.

If any date for payment to the registered holder hereof is not a Business Day in the applicable place of payment, such registered holder shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in Montreal and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

If Certificated Notes are issued and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, Québec will appoint and maintain a paying and transfer agent in Luxembourg.

Paiement de montants additionnels	Payment of Additional Amounts

Le capital et l’intérêt sur les obligations seront payables à un détenteur qui est un non-résident, aux fins de la législation canadienne, d’une province, d’une subdivision politique ou autre autorité fiscale canadienne, sans retenue aucune en raison de tout impôt ou droit actuel quelconque, exigé ou imposé au Canada ou par le Canada ou dans ou par une province, une subdivision politique ou une autre autorité fiscale canadienne. Si, à la suite d’une modification ou d’un amendement aux lois du Canada ou à la réglementation édictée par une autorité fiscale canadienne, ou d’un changement, ou d’un amendement ou de la signature d’une convention internationale à incident fiscale à laquelle le Canada est partie, ou d’un changement dans son application officielle, Québec doit retenir à la source un impôt ou des droits sur les montants payables sur les billets, Québec, sujet à son droit de rachat par anticipation, paiera les montants additionnels (« montants additionnels ») nécessaires afin que chacun des paiements nets de capital et d’intérêt sur les billets à un tel détenteur ne soit pas inférieur au montant prévu sur les billets. Québec ne sera cependant pas obligée de payer de tels montants additionnels en lien avec n’importe quel billet i) à un détenteur ou à une tierce partie pour le bénéfice d’un tel détenteur, qui est assujetti à un paiement d’impôts, de taxes ou de droits en lien avec ce billet en raison du fait que ce détenteur a un lien avec le Canada, autre que la seule possession ou utilisation à l’extérieur du Canada, ou propriété comme non-résident du Canada, d’un tel billet ; ou ii) du fait que ce billet a été présenté pour paiement plus de trente jours après la date pertinente (tel que défini ci-dessous) sauf si ce détenteur aurait eu droit au paiement des montants additionnels, sur présentation de ce billet pour paiement avant ou au trentième jour de la date pertinente. Aux fins des présentes, « date pertinente » veut dire (A) la première date d’échéance d’un tel paiement ; ou (B) si le plein montant des sommes payables n’a pas été reçu par le registraire au plus tard à la date de première échéance d’un tel paiement, la date à laquelle, le plein montant de telles sommes payables ayant été reçu, un avis à cet effet est dûment donné aux détenteurs des billets selon la procédure de notification décrite sous « Avis » ci-dessous.

The principal of and interest on the Notes will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature, imposed or levied by or within Canada, or any province, territory, political subdivision or taxing authority therein or thereof or any authority or agency therein or thereof having power to tax. If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, Québec will be required to withhold any taxes, duties, assessments or charges from any payments due under the Notes, Québec will, subject to its redemption rights herein, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction. Québec shall not, however, be obliged to pay such Additional Amount with respect to any Note (i) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than thirty days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day. “Relevant Date” means (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Registrar on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Rachat par anticipation et achats	Redemption and Purchases

Si à la suite d’une modification ou d’un amendement aux lois du Canada ou à la réglementation édictée par une autorité fiscale canadienne, ou d’un changement dans leur application officielle, ou d’une modification, d’un amendement ou de la signature d’une convention internationale à incidence fiscale à laquelle le Canada est partie, ou d’un changement dans son application officielle, prenant effet après le •, Québec établit qu’elle devra, à l’échéance ou en toute temps avant l’échéance des billets, payer des montants additionnels tels que décrits ci-dessus, les billets pourront, à l’option de Québec, être rachetées par anticipation, en totalité et non en partie, sur avis d’au moins 30 et d’au plus 60 jours publié conformément à la rubrique « Avis » ci-dessous, et ce, pour un montant égal à leur valeur nominale plus les intérêts courus.

Québec, si elle n’est pas en défaut en vertu des billets, peut en tout temps acheter des billets de quelque manière et à quelque prix que ce soit. Si des achats sont faits par appel d’offres, les soumissions devront être accessibles à tous les détenteurs de billets sans distinction.

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after ●, it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as hereinabove described, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with the provisions set forth below under “Notices”, at the Principal Amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time in any manner and at any price. If purchases are made by tender, tenders must be available to all Noteholders alike.

Rang des obligations	Status of the Notes

Les billets constitueront des obligations directes et inconditionnelles de Québec et ne seront assortis d’aucune sûreté. Les billets prendront rang également et concurremment avec les autres titres de créance de Québec en cours à la date d’émission des billets ou émises par la suite.

The Notes will be direct, unsecured and unconditional obligations of Québec. The Notes will rank equally among themselves and with all notes, debentures or other similar debt securities issued by Québec and outstanding at the date of the issue of the Notes or issued in the future.

Cas de défaut	Events of Default

Dans les cas où a) Québec fait défaut de payer tout montant en capital, intérêt ou montants additionnels, s’il en est, dû à l’égard des billets, au fur et à mesure de son échéance et de son exigibilité, et ce défaut se poursuit sur un période de 45 jours ou b) Québec est en défaut d’exécuter ou de se conformer à toute disposition ou tout engagement prévu aux billets, autre que le paiement du capital, de l’intérêt ou de tout montant additionnel, ou à la convention d’agence financière, et ce défaut se poursuit sur une période de 60 jours ou c) Québec fait défaut de payer tout montant en capital, prime, intérêt ou montant additionnel, s’il en est, dû à l’égard de toute dette résultant d’un emprunt (direct ou sous garantie), autre qu’en vertu des billets, au fur et à mesure de son échéance et de son exigibilité, et ce défaut se poursuit sur une période de 45 jours, pourvu que ce qui précède ne soit pas tenu en compte aussi longtemps que le montant total en capital de cette dette (direct ou sous garantie) résultant d’un emprunt en vertu duquel ce défaut s’est produit, n’excède pas 50 000 000 $ U.S. (ou son équivalent dans une autre monnaie), alors en tout temps par la suite et pendant la continuation de ce défaut, le détenteur immatriculé de tout billet (ou son mandataire) pourra, dès lors et à tout moment par la suite pendant que ce défaut se poursuivra, livrer ou faire en sorte que soit livré à Québec un avis écrit à l’effet qu’il choisit de déclarer échue et exigible la valeur nominale des billets qu’il détient (le ou les numéros du certificat ou des certificats représentant ces billets ainsi que leur valeur nominale et l’objet de cette déclaration devant être mentionnées à cet avis) et le capital des billets mentionnés à cet avis ainsi que l’intérêt couru seront échus et

In the event that (a) Québec shall default in the payment of the principal of, interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, or premium or interest, or additional amounts, if any, on any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default, the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery exigibles le quinzième jour suivant la livraison de cet avis dans les cas prévus en a) ou c) ou le trentième jour suivant la livraison de cet avis dans les cas prévus en b), sauf si l’on a remédié à ces défauts avant cette date.

of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Avis	Notices

Tous les avis aux détenteurs de billets seront valides i) dans le cas de billets physiques, si transmis par courrier de première classe (ou l’équivalent) ou (si posté à une adresse outre-mer) par courrier par avion ou, si livrés à chaque détenteur (ou le premier nommé de détenteurs conjoints) à l’adresse de tel détenteur, tel qu’il appert au registre tenu par le registraire ; ii) dans le cas de billets représentés par un billet global, si livrés à CDS pour transmission par celle-ci aux personnes apparaissant dans ses registres comme ayant un intérêt dans celui-ci ; et iii) dans chaque cas, si, et aussi longtemps que les billets seront admis pour négociation sur, et inscrits à la cote de toute bourse ou admis pour négociation par toutes autres autorités pertinentes, si transmis conformément aux règles et règlements de telle bourse ou autorités pertinentes. Tout tel avis sera présumé avoir été donné à la date de sa livraison (ou si livré plus d’une fois ou à des dates différentes, à la première date à laquelle la livraison est effectuée) ou, s’il est posté le quatrième jour suivant sa mise à la poste et, dans le cas d’une publication, à la date de telle publication, ou, si publiée plus d’une fois ou à des dates différentes, à la première date à laquelle la publication a été effectuée.

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or (if posted to an overseas address) by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to CDS for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. Any such notice shall be deemed to have been given on the date of such delivery (or if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing and, in the case of publication, on the date of such publication or, if published, more than once or on different dates, on the first date on which publication is made.

Prescription	Prescription

En vertu des lois actuelles du Québec, une action en justice pour faire valoir un droit au paiement en vertu des billets peut être prescrit s’il n’est pas exercé à l’intérieur de trois ans de la date où un tel paiement est échu.

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.

Modification	Modification

La convention d’agence financière contient des dispositions ayant trait à la modification ou l’amendement de cette convention et des billets, soit sans avis au détenteur de tout billet ou sans son consentement soit par résolution extraordinaire (Extraordinary Resolution) (telle que définie dans la convention d’agence financière) des détenteurs de billets et ayant trait à la convocation, à ces fins et à d’autres fins, d’assemblées des détenteurs immatriculés des billets.

The Fiscal Agency Agreement contains provisions with respect to modifying or amending said Agreement and the Notes either without notice to or the consent of the holder of any Note or by Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the holders of Notes and with respect to convening meetings of registered holders of Notes for such purposes.

Loi applicable	Governing Law

La convention d’agence financière et les billets seront régies et interprétées conformément aux lois du Québec et aux lois du Canada qui s’y appliquent.

Québec consent irrévocablement, dans toute la mesure permise par la loi, à toute mesure de redressement (incluant, sans limiter la portée de ce qui précède, la mise en œuvre et l’exécution de tout jugement ou ordonnance sur les biens) consentie ou octroyée dans le cadre de toute procédure résultant ou relative à la convention d’agence financière et aux billets.

The Fiscal Agency Agreement and the Notes shall be construed in accordance with and governed by the laws of Québec and the laws of Canada applicable therein.

Québec irrevocably consents to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of or in connection with the Fiscal Agency Agreement and the Notes.

Signé pour et au nom de Québec, à New York, le ●		Executed in New York on behalf of Québec as of ●

	QUÉBEC		QUÉBEC

Par :		By:
	Nom :		Name:
	Fonction :		Title:

	Authentifié à Toronto, Ontario		Authenticated in Toronto, Ontario
	●		●
	(à titre de registraire)		(as Registrar)
	Date d’authentification : ●		Authentication Date: ●

Par :		By:
	Nom :		Name:
	Fonction :		Title:

ANNEXE I AU BILLET GLOBAL NO ● QUÉBEC ● % billet global série ● échéant le ●				SCHEDULE I TO THE GLOBAL NOTE NO. ● QUÉBEC ●% Global Notes Series ● due ●

Montant initial en capital	Montant additionnel en capital	Montant total en capital	Autorisation	Initial Principal Amount	Additional Principal Amount	Aggregate Principal Amount	Authorization

SCHEDULE B

TERMS AND CONDITIONS OF THE NOTES

Status of the Notes

The Notes will be direct, unsecured and unconditional obligations of Québec. The Notes will rank equally among themselves and with all notes, debentures or other similar securities issued by Québec and outstanding at the date hereof or in the future.

Form, Denomination and Registration

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) registered in the name of CDS & Co., as nominee of CDS Clearing and Depository Services Inc. (“CDS”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of CDS, Euroclear SA/NV (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and, collectively, the “Clearing Systems”). The Clearing Systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the Notes. Beneficial owners of Notes will not, except in limited circumstances described herein, be entitled to receive Notes represented by physical certificates or to have Notes registered in their names, and will not be considered holders thereof under the Fiscal Agency Agreement. See “Certificated Notes”. Subject to applicable law and the terms of the Fiscal Agency Agreement, Québec and the Registrar shall deem and treat the persons in whose name the Notes are registered, initially CDS, as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and effectual to discharge the liability of Québec and the Registrar on the Notes to the extent of the sum or sums so paid.

The Notes will only be sold in denominations of CAN$5,000 and in multiples of CAN$1,000 in excess thereof.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of Notes, (ii) ensuring that payments of principal and interest in respect of the Notes received by the Registrar from Québec are duly credited to CDS; and (iii) transmitting to Québec any notices from owners of beneficial interests in the Notes. The Registrar will not impose any fees in respect of the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, owners of beneficial interests in the Notes may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such Notes are held with the Clearing Systems.

Interest

The Notes will bear interest from March 3, 2017 at a rate of 1.650% per annum, payable in two equal semi-annual installments, in arrears on March 3rd and September 3rd, commencing on September 3, 2017. Interest on the Notes will cease to accrue on the maturity date (or the date fixed for redemption or repayment) unless, upon due presentation of the Notes, payment of principal is improperly withheld or refused.

Whenever it is necessary to compute any amount of interest in respect of the Notes, other than with respect to regular semi-annual payments, such interest shall be calculated on the basis of a 365-day year consisting of actual number of days in the period. The rate of interest specified in the Notes is a nominal rate and all interest payments and computations are to be made without allowances or deductions for deemed reinvestment.

Payments

Principal of, and interest and Additional Amounts (as defined below under “Payment of Additional Amounts”), if any, on, the Notes are payable by Québec in Canadian dollars to the person registered at the close of business on the relevant record date in the register held by the Registrar. With respect to Notes held by CDS & Co. for CDS participants, Euroclear and Clearstream, Luxembourg, payment will be made to owners of beneficial interests in the Notes in accordance with customary procedures established from time to time by CDS and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg. The Registrar will act as Québec’s principal paying agent for the Notes pursuant to the Fiscal Agency Agreement.

If any date for payment in respect of any Note is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in Montreal and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Record Date

The record date for purposes of payments of principal and interest and Additional Amounts, if any, on the Notes will be as of 5:00 p.m., Montreal time, on the fourteenth calendar day preceding the maturity date or any interest payment date, as applicable. Ownership positions within each Clearing System will be determined in accordance with the normal conventions observed by such system.

Payment of Additional Amounts

The principal of and interest on the Notes will be paid to any holder, who as to Canada or any province, political subdivision or taxing authority therein or thereof is a non-resident, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature, imposed or levied by or within Canada, or any province, territory, political subdivision or taxing authority therein or thereof or any authority or agency therein or thereof having power to tax. If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, Québec shall be required to withhold any taxes, duties, assessments or charges from any payments due under the Notes, Québec will, subject to its redemption rights herein, pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder after such withholding or deduction shall equal the respective amounts of principal or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction. Québec shall not, however, be obliged to pay such Additional Amount (i) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or charges in respect of such Note by reason of that person having some connection with Canada other than the mere holding or use outside Canada, or ownership as a non-resident of Canada, of such Note; or (ii) presented for payment more than thirty days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on or before such thirtieth day. “Relevant Date” means (A) the date on which such payment first becomes due; or (B) if the full amount of the moneys payable has not been received by the Registrar on or prior to such date, the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the holders of the Notes in accordance with the notice procedures described under “Notices” below.

Maturity, Redemption and Purchases

Unless previously redeemed for tax reasons as provided below, or purchased, the principal amount of the Notes shall be due and payable on March 3, 2022.

If as a result of any change in, or amendment to, or in the official application of, the laws of Canada or the regulations of any taxing authority therein or thereof (other than Québec) or any change in, or in the official application of, or execution of, or amendment to, any treaty or treaties affecting taxation to which Canada is a party, which change or amendment shall have become effective after February 24, 2017, it is determined by Québec that it would be required at, or at any time prior to, maturity of the Notes to pay Additional Amounts as described under “Payment of Additional Amounts”, the Notes may be redeemed in whole but not in part at the option of Québec on not less than 30 days’ nor more than 60 days’ published notice in accordance with “Notices” below, at the principal amount thereof together with accrued interest.

Québec may, if not in default under the Notes, purchase Notes at any time, in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of Notes alike.

Transfers

Transfers between participants within Euroclear and Clearstream, Luxembourg, and between Euroclear and Clearstream, Luxembourg participants, will be effected in accordance with procedures established for this purpose from time to time by Euroclear and Clearstream, Luxembourg. Notes may be transferred between CDS participants in accordance with procedures established for this purpose from time to time by CDS.

Certificated Notes

Québec will issue or cause to be issued Notes represented by fully registered physical certificates (“Certificated Notes”) upon registration of transfer of, or in exchange for, Notes represented by the Global Notes in denominations of CAN$5,000 and in multiples of CAN$1,000 in excess thereof (i) if CDS notifies Québec that it is unwilling or unable to continue as depository in connection with the Global Notes or ceases to be a clearing agency registered under the Securities Act (Quebec) or similar securities legislation applicable in Canada, at a time when it is required to be so registered and a successor depository is not appointed by Québec within 90 days after receiving such notice or becoming aware that CDS is no longer so registered; (ii) if Québec, in its sole discretion at any time, determines not to have any of the Notes represented by the Global Notes; or (iii) upon request by CDS to the Registrar, acting on direct or indirect instructions of the registered holder of a Global Note or any owner of beneficial interests in the Global Note, but only after an event of default entitling the registered holders to give the Issuer written notice that such holders elect to declare the principal amount of the Notes held by them and represented by the Global Note to be due and payable has occurred and is continuing, or, if CDS is unwilling or does not promptly make that request, then any beneficial owner of an interest in such Global Note shall be entitled to make such request to CDS with respect to such interest. The Issuer shall bear the costs and expenses of printing or preparing any Certificated Notes.

Upon any such issuance pursuant to the preceding paragraph of Certificated Notes in exchange for all the Notes represented by the Global Notes, (i) Québec shall promptly make available to the Registrar a reasonable supply of Certificated Notes in blank form to proceed with such issuance, (ii) CDS shall cause the Global Notes to be delivered to the Registrar and provide the Registrar with the necessary registration information for such Certificated Notes, (iii) the Registrar shall authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Global Notes to be exchanged for such Certificated Notes, (iv) the Registrar shall cancel the Global Notes and, in the case of a partial exchange, issue and deliver to or to the order of CDS new Global Notes equal to the unexchanged portion of any such Global Notes partially exchanged for Certificated Notes and (v) the Registrar shall reduce accordingly the holdings of CDS & Co. on the register held by the Registrar. The Registrar shall have at least 30 days from the date of its receipt of Certificated Notes and registration information to authenticate and deliver such Certificated Notes. Such Certificated Notes shall be registered in such names and in such denominations as CDS, pursuant to instructions from direct or indirect participants, shall direct and shall be delivered as directed by the persons in whose names such Certificated Notes are to be registered. All Notes represented by Certificated Notes issued upon any such issuance in exchange for the Notes represented by the Global Notes shall be a valid obligation of the Issuer, shall be entitled to the same benefits under this Agreement as the Global Notes and shall be so exchanged without charge to the Registrar, CDS or the transferee. On or after any such exchange, the Registrar shall direct all payments in respect of such Certificated Notes to the registered holders thereof, including when such exchange occurred after the record dates for any payment and prior to the date of such payment.

Québec expressly acknowledges that if Certificated Notes are not promptly issued to the owners of beneficial interests in a Global Note as described above, then an owner of a beneficial interest will be entitled to pursue any remedy under the Fiscal Agency Agreement, the Global Note or applicable law with respect to the portion of the Global Note representing that owner’s beneficial interest in the Global Note as if Certificated Notes had been issued.

If Certificated Notes are issued and for so long as the Notes are listed on the Euro MTF Market of the Luxembourg Stock Exchange and if the rules of such stock exchange on which the Notes are listed so require, Québec will appoint and maintain a paying agent and transfer agent in Luxembourg (the “Luxembourg Paying Agent”) to act on its behalf. Certificated Notes may be surrendered at the office of the Luxembourg Paying Agent for the payment of principal at maturity or on the date fixed for redemption.

Modification

The Fiscal Agency Agreement and the Notes may be amended by Québec and the Registrar without notice to, or the consent of, the holder of any Note, for the purpose of (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provisions contained therein, (iii) effecting the issue of further notes as described below under “Further Issue”, or (iv) in any other manner which Québec and the Registrar, acting on the advice of independent counsel, may deem necessary or desirable and which will not be inconsistent with the Fiscal Agency Agreement or the Notes and which, in the reasonable opinion of Québec and the Registrar, will not adversely affect the interests of the holders of Notes. No amendment may be made to the Fiscal Agency Agreement or the Notes which would in any way alter, amend or change the duties, responsibilities, obligations of the protections afforded to the Luxembourg Paying Agent from those set out in the Fiscal Agency Agreement without the prior written consent of the Luxembourg Paying Agent.

The Fiscal Agency Agreement contains provisions for convening meetings of registered holders of Notes to modify or amend by Extraordinary Resolution (as defined below), the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the Notes (including the terms and conditions thereof) or waive future compliance therewith or past default thereon by Québec. An Extraordinary Resolution duly passed at any such meeting shall be binding on all holders of Notes, whether present or not; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the Notes or any other action taken may, without the consent of the holder of each such Note affected thereby: (i) change the stated maturity or interest payment date(s) of any such Note; (ii) reduce the principal amount of or rate of interest on any such Note; (iii) change the currency of payment of any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to such Note; (v) reduce the percentage of the holders of Notes necessary to modify or amend the Fiscal Agency Agreement or the terms and conditions of the Notes or reduce the percentage of votes required for the taking of action or the quorum required at any meeting of holders of Notes; or (vi) reduce the percentage of outstanding Notes necessary to waive any future compliance or past default; and provided, further, that to the extent that such modification or amendment may affect the rights, duties, protections, indemnities and immunities of the Registrar, the Issuer shall not propose such modification or amendment and such power shall not be exercised, without the prior written consent of the Registrar.

The term “Extraordinary Resolution” is defined in the Fiscal Agency Agreement as a resolution passed at a meeting of holders of Notes by the affirmative vote of the holders of not less than 66 2/3% of the principal amount of Notes represented at the meeting in person or by proxy or as an instrument in writing signed by the holders of not less than 66 2/3% in principal amount of the outstanding Notes. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing at least a majority in principal amount of the Notes at the time outstanding, or at any adjourned meeting called by Québec or the Registrar, two or more persons being or representing holders of Notes whatever the principal amount of the Notes so held or represented.

Governing Law

The Fiscal Agency Agreement and the Notes shall be construed in accordance with, and governed by, the laws of Québec and the laws of Canada applicable therein.

Québec will irrevocably consent to the fullest extent permitted by law to the giving of any relief (including, without limitation, the making, enforcement or execution against any property of any order or judgment) made or given in connection with any proceedings arising out of, or in connection with, the Fiscal Agency Agreement and the Notes.

Events of Default

In the event that (a) Québec shall default in the payment of the principal of, interest or Additional Amounts, if any, on the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days or (b) default shall be made in the due performance or observance by Québec of any covenant or agreement contained in the Notes, other than the payment of principal, interest or Additional Amounts, or the Fiscal Agency Agreement and such default shall continue for a period of 60 days or (c) Québec shall default in the payment of any principal of, or premium or interest, or additional amounts, if any, on, any indebtedness (direct or under a guarantee) for borrowed money, other than the Notes, as the same shall become due and payable, and such default shall continue for a period of 45 days, provided that the foregoing shall not be taken into account so long as the aggregate principal amount of all such indebtedness (direct or under a guarantee) for borrowed money with respect to which the foregoing has occurred does not exceed U.S.$50,000,000 (or its equivalent in other currencies), then at any time thereafter and during continuance of such default the registered holder of any Note (or its proxy) may deliver or cause to be delivered to Québec at Ministère des Finances, c/o Direction générale des opérations bancaires et financières et des relations avec les agences de notation, 8, rue Cook, 2e étage, Québec, Québec, G1R 0A4, Canada, a written notice that such registered holder elects to declare the principal amount of the Notes held by him (the serial number or numbers of the note or notes representing such Notes and the principal amount of the Notes owned by him and the subject of such declaration being set forth in such notice) to be due and payable and, in the cases falling within either (a) or (c) above, on the 15th day after delivery of such notice, or, in the cases falling within (b) above, on the 30th day after delivery of such notice, the principal of the Notes referred to in such notice plus accrued interest thereon shall become due and payable, unless prior to that time all such defaults theretofore existing shall have been cured.

Notices

All notices to the holders will be valid (i) in the case of Certificated Notes, if sent by first class mail (or equivalent) or, if posted to an overseas address, by airmail, or if delivered, to each holder (or the first named of joint holders) at each such holder’s address as it appears in the Register held by the Registrar; (ii) in the case of Notes represented by a Global Note, if delivered to CDS for communication by it to the persons shown in its records as having interests therein and (iii) in either case, if and so long as the Notes are admitted to trading on, and listed on any stock exchange or are admitted to trading by another relevant authority, if in accordance with the rules and regulations of the relevant stock exchange or other relevant authority. As long as the Notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such delivery (or, if delivered more than once or on different dates, on the first date on which delivery is made) or, in the case of mailing, on the fourth weekday following such mailing and, in the case of publication, on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made.

Further Issue

Québec may from time to time without notice to or consent of the holders of the Notes create and issue further notes having the same terms and conditions as the Notes (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest thereon), and such further notes shall be consolidated and form a single series with the outstanding Notes. Any further notes forming a single series with the outstanding Notes shall be issued with the benefit of, and subject to, an agreement supplemental to the Fiscal Agency Agreement.

Prescription

Under current Québec law, an action to enforce a right to payment under the Notes may be prescribed if it is not exercised within three years of the date the payment is due.